Exhibit 99.1

TIME WARNER INC. ANNOUNCES THREE-YEAR CONTRACT EXTENSION WITH CHAIRMAN AND CEO JEFF BEWKES

NEW YORK, January 7, 2016 – Time Warner Inc. today announced that it has agreed with Chairman and Chief Executive Officer Jeff Bewkes to extend the term of his employment agreement another three years through 2020.

"The Board of Directors is delighted that Jeff has agreed to extend his employment agreement for another three years," said Steve Bollenbach, the Company's Lead Independent Director.  "Since becoming CEO, Jeff has transformed the company to focus on video content, capitalized on the combined strength of Turner, HBO, and Warner Bros., and delivered consistently strong operating and financial performance." During the time Mr. Bewkes has served as CEO, Time Warner has delivered a total shareholder return of 162%, well ahead of both the S&P 500 and the average return of the Company's media peers.

Mr. Bollenbach continued:  "More importantly, Jeff has developed and is executing the right long-term strategy for our company in a changing media landscape: one that uses the scale of our film and television businesses not just to create compelling video content that appeals to an increasingly diverse, worldwide audience, but also to lead the industry in developing innovative ways of distributing that content to consumers on both traditional and emerging platforms.   We are very fortunate to have Jeff at the helm as we move forward with a strategy that positions Time Warner for sustainable success far into the future."

The agreement does not change Mr. Bewkes' compensation, which consists of base salary, annual bonus, and long-term equity incentives.

Prior to being named Chairman and CEO in 2009, Mr. Bewkes was appointed as Time Warner's President and CEO in 2008. He was President and COO from January 2006 to December 2007 and Chairman of the Entertainment and Networks group from July 2002 to December 2005. Before joining the corporate management of Time Warner, Mr. Bewkes served as Chairman and CEO of HBO from May 1995 to July 2002, and as President and COO of HBO from September 1991 to May 1995.

About Time Warner Inc.
 Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.
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Contact:
Keith Cocozza
keith.cocozza@timewarner.com
(212) 484-7482